Exhibit 10.2

LETTER AGREEMENT REGARDING STOCK PURCHASE AGREEMENT

This Letter Agreement (“Letter”), dated as of September 18, 2025, is made between ASIA ADVISORS LIMITED (the “Investor”) and NKGEN BIOTECH, INC. (the “Company”).

WHEREAS, the Company has entered into that certain Stock Purchase Agreement and related Common Stock Purchase Warrant , both dated September 18, 2025, by and between the Company and Investor (together, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Company issued 10,000,000 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), for an aggregate purchase price of $2,500,000.00, and issued a common stock purchase warrant to purchase 20,000,000 shares of Common Stock (the “Original Warrants”) at a cash exercise price of $0.25 per share;

WHEREAS, the Company desires to grant Investor the option, in Investor’s sole discretion, to purchase up to an additional 20,000,000 shares of Common Stock at $0.25 per share (the “Shares”) within twelve (12) months from Closing, in any increment subject to terms and conditions of the Purchase Agreement and this Letter, and issue common stock purchase warrants in the form attached to the Purchase Agreement as Exhibit A (each a “Warrant” and together the “Warrants”) to purchase up to an additional 20,000,000 shares of Common Stock at a cash exercise price of $0.25 per share (the “Exercise Price”); and

WHEREAS, the Parties desire to establish a business advisory board (the “Advisory Board”).

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions. Capitalized terms used and not defined in this Letter shall have the respective meanings given them in the Purchase Agreement.

2. Agreements.

(a)  Purchase Notice. Upon the terms and conditions set forth in the Purchase Agreement, commencing on the date hereof and ending on a the date that is twelve (12) months from the date hereof, the Investor shall have the right to offer the Company, by its delivery to the Company of a purchase notice in the form attached hereto as Exhibit A (the “Purchase Notice”) from time to time, to sell to the Investor Shares for an aggregate purchase price of up to $5,000,000 and issue Warrants to purchase up to 20,000,000 shares of Common Stock, exercisable at the Exercise Price, to be issued pro rata to the Purchase Price (as defined herein) of the Shares purchased pursuant to such Purchase Notice). For the avoidance of doubt, the Warrants may not be exercised for fractional Shares.

(b)  Closing Date. The closing of any sale of additional Shares by the Company to the Investor after delivery of a Purchase Notice shall occur no later than five (5) business days following the written election by the Company of its desire to sell such Shares to the Investor after receipt of a Purchase Notice. The term “business day” shall mean any day other than a Saturday, Sunday, or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed. Subject to the satisfaction (or written waiver) of the conditions thereto set forth in Section 5 of the Purchase Agreement as of the date of each Closing Date (as defined below), the date and time of the issuance and sale of the Shares pursuant to the applicable Purchase Notice (each a “Closing Date”) shall be on the date that the Purchase Price for such Shares is paid by Investor pursuant to terms hereof.

(c)  Form of Payment. On each Closing Date: (i) the Investor shall pay a purchase price equal to $0.25 cash per share (the “Purchase Price”) for the Shares, to be issued and sold to it at the Closing (as defined below), by wire transfer of immediately available funds to the Company, in accordance with the Company’s written wiring instructions, against delivery of the Shares.

(d)  Warrants. On or before each Closing Date, the Company shall issue a Warrant to the Investor pursuant to the terms contained therein, each to be issued in an amount pro rata to the Purchase Price amount set forth in the Purchase Notice.

(e)  Adjusted Purchase Price. Notwithstanding anything to the contrary in the Purchase Agreement or this Letter, in the event the exercise prices of a majority of the warrants issued in connection with the Company’s outstanding unsecured convertible debt are reset below $0.25 (such lower exercise price, the “New Price”) in connection with a future issuance of securities by the Company (the date of such issuance, the “Reset Date”), (i) the Purchase Price for any Shares issuable pursuant to this Letter after the Reset Date, (ii) the Exercise Price of unexercised Warrants issuable pursuant to this Letter, whether such Warrant is issued prior to or after the Reset Date, and (iii) the per share exercise price of any unexercised shares of Common Stock underlying the Original Warrants after the Reset Date shall be reset to the New Price. The Company will provide notice in accordance with the notice provisions hereof to the Investor if any such reset occurs.

(f)  Advisory Board. The Company shall establish an Advisory Board consisting of members designated by the Board of Directors of the Company at their discretion. The Advisory Board shall have an opportunity to meet with Company management including Chief Executive Officer Dr. Paul Song at least bi-weekly to provide advice to the Company on general business matters. Notwithstanding anything to the contrary herein, the Advisory Board shall include one representative from the Investor, designated by the Investor, for so long as Investor owns at least 10% of the issued and outstanding Common Equity, with Investor’s initial representative to be Jinkyu Hong.

(e) Closing. The closing of a Purchase Notice (the “Closing”) shall occur on each Closing Date at such location as may be agreed to by the parties (including via exchange of electronic signatures).

3.  No Modifications. Nothing contained in this Letter shall be deemed or construed to amend, supplement or modify the Purchase Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

4.  Successors and Assigns. This Letter shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Company shall not assign this Letter or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign its rights hereunder to any “Accredited Investor” (as defined in Rule 501(a) of the Securities Act of 1933, as amended) in a private transaction from the Investor or to any of its “affiliates,” as that term is defined under the 1934 Act, without the consent of the Company.

5. Governing Law. The provisions of Section 6.8 of the Purchase Agreement are incorporated herein by reference,

mutatis mutandis.

6.  Counterparts. This Letter may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Letter by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Letter electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Letter.

7.  Construction; Headings. This Letter shall be deemed to be jointly drafted by the Company and the Investor and shall not be construed against any person as the drafter hereof. The headings of this Letter are for convenience of reference and shall not form part of, or affect the interpretation of, this Letter.

8.  Severability. In the event that any provision of this Letter is invalid or unenforceable under any applicable statute or rule of law (including any judicial ruling), then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Letter.

9. Entire Agreement; Amendments. This Letter and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Letter or any agreement or instrument contemplated hereby may be waived or amended other than by an instrument in writing signed by the Investor.

10.  Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by e-mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company, to:

NKGEN BIOTECH, INC.

3001 Daimler Street

Santa Ana, CA, 92705

Attention: Paul Song

e-mail: psong@nkgenbiotech.com

If to the Investor:

ASIA ADVISORS LIMITED

Attention:

e-mail:

11. Third Party Beneficiaries. This Letter is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

12.  Electronic Signatures. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Investor have executed and delivered this Letter as of the date first stated above.

INVESTOR:

ASIA ADVISORS LIMITED

By:	/s/ Neil Gray
Name:	Neil Gray
Title:	Director

COMPANY:

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
Name:	Paul Y. Song
Title:	Chief Executive Officer

[Signature page to Letter Agreement]

EXHIBIT A

FORM OF PURCHASE NOTICE

_______, 20 ____

To: NKGen Biotech, Inc.

In accordance with Section 2(a) of the letter agreement, dated September 18, 2025 (the “Letter Agreement”), between NKGen Biotech, Inc. (the “Company”) and the Asia Advisors Limited (the “Investor”), the Investor hereby provides notice to the Company of a purchase by the Investor of Shares in the amount set forth in this Purchase Notice for the Purchase Price as set forth in this Purchase Notice. Capitalized terms used herein have the meanings set forth in the Letter.

Number of Shares:

Purchase Price:

INVESTOR:

ASIA ADVISORS LIMITED

By:
Name:
Title: